EXHIBIT 99.1

ACUSPHERE APPOINTS GAREN BOHLIN TO BOARD OF DIRECTORS

- Former Executive Vice President of Genetics Institute

 Brings Deep Pharmaceutical Experience -

WATERTOWN, MA, January 25, 2005 — Acusphere, Inc. (NASDAQ: ACUS), a specialty pharmaceutical company, announced today that Garen Bohlin, former Executive Vice President of Genetics Institute, Inc., has been appointed to the Company’s Board of Directors.  Mr. Bohlin is currently President and CEO of Syntonix Pharmaceuticals, Inc., a private company developing next generation biopharmaceuticals.  The election of Mr. Bohlin expands the number of directors on Acusphere’s Board to seven.  In addition to joining the Company’s Board of Directors, Mr. Bohlin will also serve as a member of the Company’s Audit Committee.

Mr. Bohlin spent 14 years in executive management at Genetics Institute, a leading pioneer in the biotechnology industry.  In his last position, he served as Executive Vice President with responsibility for essentially all of the non-scientific areas that comprised approximately half of Genetics Institute’s then 1,600 employees.  In addition to managing significant growth during that period, he played a leading role in closing a broad range of financings.  He also worked on establishing and managing a number of significant corporate collaborations that contributed to Genetics Institute’s success as one of the world’s premier biopharmaceutical organizations.  In addition he was involved in structuring, negotiating and implementing a strategic alliance with American Home Products Corporation that resulted in the eventual acquisition of Genetics Institute at an implied valuation of approximately $3 billion.  Prior to Genetics Institute, Mr. Bohlin spent 13 years at Arthur Andersen & Co. where, as a partner, he oversaw all client activities for a broad range of Fortune 500 multinational businesses, as well as smaller publicly and privately held businesses.  In addition to his responsibilities at Syntonix, Mr. Bohlin is a member of the Board of Directors of Praecis Pharmaceuticals, Inc.  He also currently serves as director and was past President of the Massachusetts Biotechnology Council.

“Garen Bohlin brings extensive pharmaceutical management and financial expertise to our Board of Directors,” said Sherri C. Oberg, President and Chief Executive Officer of Acusphere.  “His distinguished career is highlighted by the major role he played in successfully building Genetics Institute into one of the largest and most valuable biopharmaceutical companies in the 1990’s.  His perspectives and financial acumen will be enormously valuable to Acusphere.”

Said Mr. Bohlin, “I have been very impressed by Acusphere’s accomplishments thus far.  I’m intrigued by the commercial prospects for its lead product, AI-700, and by the potential for Acusphere’s proprietary porous microparticle technology to improve upon existing drugs.  I look forward to working closely with management as well as the other members of the Board so that together we can achieve the Company’s long term potential.”

About Acusphere, Inc.

Acusphere (NASDAQ:ACUS) is a specialty pharmaceutical company that develops new drugs and improved formulations of existing drugs using its proprietary microparticle technology.  Acusphere’s three initial product candidates are designed to address large unmet clinical needs within cardiology, oncology and asthma.  These product candidates were created using proprietary technology that enables Acusphere to control the porosity and size of nanoparticles and microparticles in a versatile manner that allows particles to be customized to address the delivery needs of a variety of drugs.  Acusphere’s lead product candidate, AI-700, is a cardiovascular drug in Phase 3 clinical development.  AI-700 is designed to enable ultrasound to compete more effectively with nuclear stress testing, the leading procedure for detecting coronary heart disease.  An estimated 9.5 million procedures are done each year in the U.S. to detect coronary heart disease, the leading cause of death in the United States.  For more information about Acusphere visit the Company’s web site at www.acusphere.com.

This Release contains forward-looking statements, including statements regarding the commercial prospects for the Company’s lead product, AI-700, and its porous microparticle technology generally.  The Company’s actual results may differ materially from those anticipated in these forward-looking statements based upon a number of factors, including uncertainties associated with an unaudited year-end cash balance, research, development, testing and related regulatory approvals, including uncertainties regarding the timing, cost and ultimate outcome of Acusphere’s Phase 3 clinical trials for AI-700, unproven markets, future capital needs and uncertainty of additional financing, competition, uncertainties associated with intellectual property, complex manufacturing requirements and the complexities of building a commercial manufacturing space, high quality requirements, dependence on third-party manufacturers, suppliers and collaborators, loss of key personnel, uncertainties associated with market acceptance and adequacy of reimbursement, technological change and government regulation, and other risks and challenges detailed in the Company’s filings with the U.S. Securities and Exchange Commission, including the Company’s most recent Quarterly Report on Form 10-Q for the quarter ended September 30, 2004. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this Release.  The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this Release or to reflect the occurrence of unanticipated events.

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Contact:
Acusphere, Inc.
John F. Thero, 617-648-8800
Sr. Vice President and CFO
Investors: 617-925-3444
Email: IR@acusphere.com
Or Media: 617-648-8800